Exhibit 99.1

PEOPLE INCORPORATED PROPOSES TO ACQUIRE

MGM RESORTS INTERNATIONAL FOR $48.30 PER SHARE IN CASH

NEW YORK, June 1, 2026 — People Incorporated, previously IAC (NASDAQ: IAC), announced today that it has submitted a non-binding proposal to the Board of Directors of MGM Resorts International (NYSE: MGM) to acquire all outstanding shares of MGM that People Incorporated does not already own for $48.30 per share in cash. This proposal represents a premium of 24.1% to the volume-weighted average price of MGM common stock for the 30 trading days ending on May 29, 2026, a more than 30% premium to the stock’s volume-weighted average price for the 90 trading days ending on the same date, and a 10.6% premium to the most recent closing price.

People Incorporated today owns 26.1% of the outstanding common stock of MGM.

“We began investing in MGM nearly six years ago because we believed it represented a rare kind of business: one with real world assets that AI cannot easily replicate or disintermediate and exceptional digital growth opportunities. That conviction has only strengthened over time,” said Barry Diller, Chairman and Senior Executive, People Incorporated. “We continue to believe the market materially undervalues the power and durability of MGM’s assets. We believe MGM’s management team is superb, and that there is a compelling opportunity to support MGM’s next phase of growth and help unlock its full value.”

Continued Mr. Diller, “I believe this transaction would deliver significant benefits to the shareholders of both companies. MGM shareholders would be given the opportunity to de-risk their investment and realize immediate, attractive value in cash for their shares. We are confident in our ability to execute on a transaction promptly with engagement from the MGM Board of Directors.”

People Incorporated expects to fund any transaction with a combination of existing cash on hand at People Incorporated and MGM and additional debt and equity funding commitments. People Incorporated expects that it will own just over 50.1% of the equity of the company, with other investors (which may include existing shareholders of MGM) holding minority interests. People Incorporated would control the MGM business.

People Incorporated has submitted the below letter to the MGM Board of Directors setting forth the terms of the proposal:

June 1, 2026

Board of Directors
c/o	Paul Salem, Chairman of the Board
William Hornbuckle, Chief Executive Officer & President
MGM Resorts International
3600 Las Vegas Boulevard South,
Las Vegas, Nevada 89109

Dear Members of the Board of Directors:

People Incorporated (f/k/a IAC) began investing in MGM in 2020, based on our view that it represents a durable growth business not easily displaced by technology.

We believe that MGM’s assets and businesses are not currently realizing their full potential in the public markets and that it will be difficult to correct this situation in MGM’s current form as a public company. Accordingly, we would like to work with MGM to agree on a transaction in which our company and other investors provide MGM’s public shareholders with an attractive premium in cash for their interest in MGM, and MGM would become a private company. People Incorporated is accordingly submitting a non-binding proposal to acquire all of the outstanding shares of common stock of MGM not already owned by IAC, for 100% cash consideration of $48.30 per share. This proposal represents a premium of 24.1% to the volume-weighted average price of MGM common stock for the 30 trading days ending on May 29, 2026, a more than 30% premium to the volume-weighted average price for the 90 trading days ending on the same date, and a 10.6% premium to the most recent closing price.

People Incorporated will be a good steward for MGM’s assets, given our large stake in the business today and our deep familiarity with the business. MGM shareholders will receive attractive value for their shares, fully de-risking their investment at a compelling return.

Our proposal is subject to customary conditions, including the negotiation and execution of a mutually satisfactory binding agreement. Given our substantial knowledge of MGM, we expect that we can complete our confirmatory due diligence quickly, in parallel with negotiation of the definitive transaction agreements and finalizing required financing, and reach a prompt signing.

We can deliver a highly certain transaction. The transaction would not be subject to any financing condition, and we are confident in our ability to fund the purchase price while maintaining prudent leverage, based on existing cash on hand at People Incorporated and MGM and preliminary conversations with other potential equity investors and financing sources. The transaction would be subject to limited competition approvals and applicable gaming regulatory approvals, and we would work closely with MGM in obtaining those approvals.

We expect that People Incorporated would own just over a majority of the post-closing equity in MGM, and would have control over the business, with minority ownership by other investors (who may include some current MGM shareholders). We expect MGM’s current management team would continue to lead the business and would seek to discuss suitable terms with the relevant individuals at the appropriate point in the process.

We fully recognize that the MGM board will need to consider this transaction under the appropriate Delaware procedures, and of course I will recuse myself from any deliberations of the MGM Board regarding this transaction or any alternative. We wish to confirm to you that People Incorporated has no intention to sell our existing ownership stake in MGM, or to pursue or vote in favor of any merger or other similar extraordinary transaction that would result in a change in control to another party or dilute in any meaningful respect our economic and voting interest in MGM.

This letter is a non-binding expression of interest only, and People Incorporated reserves the right to withdraw or modify the proposal at any time, or to terminate discussions and negotiations at any time in our sole discretion. No legal obligation with respect to our proposal or any other matter will arise unless and until we have executed definitive transaction documentation with MGM. People Incorporated intends to promptly file an amended Schedule 13D reflecting the submission of this proposal.

We are prepared to work expeditiously to agree to a definitive transaction.

Sincerely,

Barry Diller

Cautionary Statement Regarding Forward-Looking Information

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “anticipates,” “intends,” “estimates,” “expects,” “plans” and “believes,” among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to the proposal submitted to MGM, any potential transaction that might result therefrom and the timing, terms or likelihood of completion of any such transaction, the anticipated benefits of any such transaction, and similar matters. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: (i) the impact of advances in artificial intelligence (“AI”) and other digital technologies, including AI-enabled search features, on how users access and consume information and the resulting effects on traffic, engagement and monetization, (ii) our reliance on search engines and third-party platforms, including changes in algorithms, policies, economics or features (including those implemented by Google), as well as the potential expiration or modification of key commercial agreements, (iii) our ability to effectively market our products and services in a cost-efficient manner across evolving digital channels, (iv) our dependence on advertising revenue and the sensitivity of such revenue to macroeconomic conditions, including factors affecting advertiser demand, consumer confidence and discretionary spending, as well as geopolitical and broader market uncertainty, (v) our ability to adapt to changes in digital marketing practices, including limitations on data access, tracking technologies and targeting capabilities, (vi) our ability to develop, distribute and monetize our products and services across mobile and other platforms and maintain effective relationships with third-party partners, (vii) the continued growth, engagement and monetization of our digital publishing brands, (viii) risks related to our Print business, including ongoing revenue declines, cost pressures (including paper and postage), and reliance on key vendors, (ix) our ability to access, collect, use and protect personal data and comply with evolving privacy and data protection laws and platform restrictions, (x) our ability to effectively engage with users, subscribers and caregivers across communication channels, (xi) the concentration of voting control among our Chairman and Senior Executive and related parties, (xii) risks related to our liquidity and indebtedness, including our ability to service debt and comply with related covenants, as well as limitations on access to subsidiary cash flows, (xiii) risks related to strategic transactions and initiatives, including our ability to realize anticipated benefits from prior transactions and execute future initiatives, (xiv) competitive pressures in rapidly evolving industries, including from larger or better-positioned competitors and AI-enabled offerings, (xv) our ability to build, maintain and protect our brands, (xvi) cybersecurity risks, including increasingly sophisticated attacks (including those enabled by AI) and vulnerabilities at third-party providers, (xvii) data security breaches, fraud and related liabilities, (xviii) risks associated with the integrity, scalability and reliability of our systems, technology and infrastructure, (xix) the impact of general economic, geopolitical and public health conditions, (xx) our dependence on key personnel and leadership transitions, (xxi) volatility in our stock price and risks related to our capital allocation strategy, (xxii) risks related to the planned corporate consolidation, (xxiii) the proposal made to MGM for a potential transaction, including whether any transaction may result from such proposal, (xxiv) the terms of any transaction which may result from the proposal made to MGM, and whether any such transaction would be completed, on the anticipated timing or terms or at all, (xxv) whether any required approvals or financing for any transaction with MGM would be obtained, (xxvi) whether any anticipated benefits of any such transaction with MGM would be realized if such a transaction were to be completed, (xxvii) any litigation that may result from any transaction or proposed transaction involving MGM, (xxviii) the effect of the announcement of the proposal to MGM on the ability of IAC and MGM to operate their respective businesses and retain and hire key personnel and to maintain favorable business relationships, and (xxix) other risks related to the proposal made to MGM and actions related thereto. Certain of these and other risks and uncertainties are described in our filings with the Securities and Exchange Commission (the “SEC”), including the most recent Annual Report on Form 10-K filed with the SEC on February 20, 2026, and subsequent reports that we file with the SEC. Other unknown or unpredictable factors that could also adversely affect our business, financial condition and results of operations may arise from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those expressed in any forward-looking statements we may make. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

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About People Incorporated

People Incorporated is the owner of America’s largest publisher, People Inc., home to more than 40 celebrated brands including PEOPLE, Food & Wine, Travel + Leisure, InStyle, Better Homes & Gardens, and Southern Living, attracting a total of 175 million consumers each month. The company also holds a significant minority stake in MGM Resorts International, reflecting our belief in the power and potential of businesses built around enduring consumer brands and iconic, real-world experiences.

People Incorporated represents the latest evolution in a long tradition of entrepreneurial ownership, disciplined capital allocation, and opportunistic value creation. Over three decades, the company has built, operated, invested in, and spun off many of the internet and media industry’s defining businesses, and that same spirit of opportunism drives us today. People Incorporated is headquartered in New York City.

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